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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)





                                                                             Year Ended September 30,
                                                   -----------------------------------------------------------------------------
                                                      1999            1998           1997            1996             1995
                                                   -----------     -----------    ------------    -----------     --------------
EARNINGS:
Earnings before income taxes                         $ 63,139        $ 57,007        $ 63,275       $ 61,717           $ 39,759
Interest expense                                       17,317          17,383          16,696         15,921             16,632
Amortization of debt discount and expense                 215             200             176            173                206
Interest component of rental expense                    1,539           1,624           1,887          1,838              1,604
                                                   -----------     -----------    ------------    -----------     --------------
                                                     $ 82,210        $ 76,214        $ 82,034       $ 79,649           $ 58,201
                                                   ===========     ===========    ============    ===========     ==============

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                     $ 17,317        $ 17,383        $ 16,696       $ 15,921           $ 16,632
Amortization of debt discount and expense                 215             200             176            173                206
Allowance for funds used during
      construction (capitalized interest)                  36              39             114            107                 65
Interest component of rental expense                    1,539           1,624           1,887          1,838              1,604
Preferred stock dividend requirements                   1,550           2,160           2,764          2,765              2,778
Adjustment required to state preferred stock
      dividend requirements on a pretax basis             968           1,304           1,754          1,685              1,164
                                                   -----------     -----------    ------------    -----------     --------------
                                                     $ 21,625        $ 22,710        $ 23,391       $ 22,489           $ 22,449
                                                   ===========     ===========    ============    ===========     ==============
Ratio of earnings to combined fixed charges
      and preferred stock dividends                      3.80            3.36            3.51           3.54               2.59
                                                   ===========     ===========    ============    ===========     ==============